EXHIBIT 11.1



                                ZITEL CORPORATION

                   COMPUTATION OF NET INCOME (LOSS) PER COMMON
                           AND COMMON EQUIVALENT SHARE


                                            Year Ended September 30,
                                     -------------------------------------
                                         1994         1995         1996
                                     -----------  -----------  -----------
Average common shares
  outstanding                         12,654,000   14,158,000   14,726,000

Computation of incremental
  outstanding shares
    Net effect of dilutive
     stock options based
     on treasury stock
     method                                    0    1,008,000      900,000

                                      12,654,000   15,166,000   15,626,000


Net income (loss)                    $(6,961,000)  $8,526,000   $4,049,000


Net income (loss) per share          $     (0.55)  $     0.56   $     0.26






Primary and fully diluted income (loss) per share differ by less than one cent in all periods.








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